Exhibit 4.47

English Translation

Interactive Entertainment Marketing Cooperation Agreement

TJKS-OS-2014-089

This Agreement is signed and entered into by and between Party A and Party B on May 4, 2014.

Party A: Shanghai Qinhe Internet Technology Software Development Co., Ltd.

Address: Building 5, No.628 Hongqiao Road, Xuhui District, Shanghai

Party B: Kusheng (Tianjin) Technology Co., Ltd.

Address: Building 6, Zhengtongchuangyi Centre, No 18, Xibahe Xili, Chaoyang District, Beijing

Whereas,

1.              Party A is a professional videos research, development and operation company, and it has capability and resource to develop, promote and operate videos; and

2.              Party B is a video operation website, and it has internet users and the certifications to operate the internet service.

Therefore, in accordance with the Contract Law of the People’s Republic of China and other related laws and regulations, and on the basis of equality and mutual benefits, Party A and Party B, through the amicable negotiation, with the consensus reached at, now enter into following terms and conditions regarding the marketing cooperation of Interactive Entertainment Platform, for abiding by both parties.

I.  Definitions

Unless otherwise explained as per the context, the following terms used in this Agreement shall have the meaning as defined below:

1.              “Cooperation Product” refers the interactive entertainment service to be developed and operated and continuously supported by Party A, including sending gifts, avatars and other value-added service during the real-time video broadcasting..

2.              “Promoting Platform” refers the video broadcasting platform developed and operated by Party B and its affiliated companies.

3.              “Yuanbao” refers the virtual currency used in the videos service on Party A’s IS audio platform. One RMB will be exchanged into one thousand Yuanbao.

4.              “the Revenue of Interactive Entertainment” refers in each calendar month, the spending during the real-time video broadcasting from the users who enter into the real-time video broadcasting platform through Party B’s promotion entrance.

II.  Cooperation authorization

Party A authorizes Party B to market interactive entertainment through cooperation. Without the written consent of Party A, Party B shall not transfer or sell the said authorization or any marketing methods permitted within such authorization. Party A retains the rights to claim for compensation against Party B for transferring or selling the interactive entertainment cooperation marketing authorization and against any third party which accepts such transferring or selling of the said authorization.

III.  Party A’s rights and responsibilities

1.              Party A shall guarantee that it owns the related ownership or operational authorizations and permissions of the Cooperation Products, and ensure it has obtained the related permission and approvals from the competent authorities for its Cooperation Product. Party A shall ensure that Party B can effectively and safely enjoy its rights for cooperation during the term of this Agreement.

2.              During the term of this Agreement, Party A shall provide for Party B with the corresponding marketing query tools, including the marketing management background, etc, and Party A shall ensure that the marketing management background provide faithful records to Party B.

3.              Party A shall guarantee that all the real-time videos are in accord with the requirement of the laws and regulations and there is no pornographic, violence, gambling materials or other similar prohibitive contents by the laws and regulations. Party B has the right to terminate the cooperation with Party A if Party A violates its guarantee. And Party A shall compensate all the loss of Party B resulting from it.

4.              Party A shall guarantee that all the real-time videos don’t infringe any legal rights of the third party, including but not limited to the copyright, right of reputation, portraiture right, and neighboring rights and so on. Party A shall bear all the liabilities if it violates its guarantee and Party A shall compensate the loss of Party B resulting from it.

5.              Party A has the right to supervise and regulate the promotion and propaganda activities of Party B on the Cooperation Products, and has the right to punish Party B for its following possible illegal or foul marketing activities.

(a)         The illegal contents prohibited by the law or regulations (including but not limited to the pornographic or gambling materials or other similar promotion contents);

(b)         To market or advertise the anchors on the illegal website; In the circumstances of slight violation, Party A may ask Party B to stop such marketing activity immediately and make the corrective actions; in the circumstances of serious violation, Party A may immediately block Party B’s cooperation account, terminate all the cooperation, and cancel the revenue shares of Party B; In the circumstance of the crime constituted, Party A will notify the public security organs for intervention and resolving.

6.              Party A shall pay the marketing revenue shares to Party B in a timely manner.

IV.  Party B’s rights and responsibilities

1.              Party B has the right to cooperate marketing with others regarding to kinds of real-time videos operated by Party A.

2.              During marketing the real-time videos, Party B has the right to use the trademark and the logo of Party A, but it shall not use the unauthorized trademark, or commercial marks, or copyrighted works of any third party. For any dispute arising thereof, Party B shall resolve it by itself and shall make compensation for Party A’s suffered losses.

3.              Party B may, through the online marketing system or the billing systems provided by Party A, check the various marketing data.

4.              Party B guarantees that during its commercially advertising or marketing the real-time videos, it will not use Party A’s authorization by any means which violate the laws or regulations of the People’s Republic of China, including but not limited to:

(a)         To oppose the fundamental principles established by the Constitution;

(b)         To harm or endanger the State unity, sovereignty or territorial integrity;

(c)          To disclose the State secrets, endanger the State security or damage the State honor or interests;

(d)         To instigate the ethnic hostility, ethnic discrimination, damage the ethnic solidarity, or encroach on the folk customs or habits, as well as propagandize the cults or superstitions;

(e)          To spread the rumors, disturb the social order, and damage the social stability;

(f)           To advocate the pornography, gambling, violence, or instigate the crime;

(g)          To insult or defame another person or invade another person’s lawful rights and interests;

(h)         To harm the social morals or the traditional cultures;

(i)             Other contents prohibited by the laws, regulations or other state policies.

If, during the cooperation term, the marketing activities made by any real-time videos’ anchors of Party B marketing activity are illegal or foul, all the corresponding responsibilities shall be undertook by Party B, and Party A has the right to pursue the liabilities of Party B and to claim for compensation for all of its economic losses.

5.              If the cooperation between Party A and Party B is terminated for whatever reasons, Party B shall not use the marketing tools or management background provided with by Party A to make any destruction or to disseminate the revenue data of anchors of cooperation product, otherwise Party A has the right to pursue Party B’s legal liabilities for such infringement act.

6.              Any network attack by Party B is strictly prohibited, otherwise if it is verified, Party B shall be deemed as serious violation.

7.              Party B has the right to receive the marketing revenue share.

V.            Revenue share

1.              Please refer to Annex I for detailed Settlement and Sharing Standards.

2.              Reconciliation and settlement:

(a)         Party A shall provide the promotion background system available for queries to Party B. Party A shall undertake the authenticity and accuracy of data in such promotion background system. Should there is an error in the data in such promotion background system, if such error is within 3%, both parties agree that the data in such promotion background system prevails, if such error is more than 3%, both parties shall jointly check related data and solve in consultation.

(b)         Both parties shall confirm the settlement data within 5 days upon the settlement period, after the settlement confirmation of both parties, Party B shall issue the VAT invoice, and Party A shall remit the payment into Party B’s designated account within 10 days upon the settlement period.

3.              In the event that Party A fails to make the sharing payment to Party B in accordance with the agreed time in the preceding article, Party A shall pay liquidated damages in accordance with 0.5% of the overdue amount per delayed day.

VI.  Breach and termination of Agreement

1.              Any party hereto fails to perform its obligations under this Agreement without justified reasons, and fails to correct it within 7 days after receiving the written notice sent by the non-breaching party (if otherwise stipulated by other provisions, it shall be followed) shall be deemed as breach of this Agreement.

2.              Unless otherwise stipulated in this Agreement, if the losses are caused to the non-breaching party due to the breach act of the breaching party, the breaching party shall be responsible for compensation, including but not limited to the losses of the non-breaching party, attorney’s fees as well as the relevant legal costs.

3.              Party A has the right to dissolve this Agreement if:

(a)  Without the written consent of Party A, Party B transfers its rights and obligations under this Agreement to the third party excluding the affiliated company of Party B.

(b)  Due to non-Party A’s reasons and without the written consent of both parties hereto, Party B delays the completing of the relevant tasks by one month as per the marketing schedule stipulated by both parties.

4.              Party B has the right to dissolve or terminate this Agreement if the interactive entertainment service operated by Party A has the major defect and Party A fails to resolve it in the stipulated time limit.

5.              All the cooperation activities between both parties hereto shall terminate forthwith upon the termination of this Agreement; and Party B shall immediately stop all the relevant marketing and commercial activities based on the cooperation.

VII.  Confidentiality

1.              The contents of this Agreement and all the commercial, financial or the relevant information obtained by one party from the other party hereto due to the execution, performance of this Agreement belong to the confidential information, and both parties hereto shall make their best to supervise its consultant, agent or employees to make confidential to the relevant information. Without the consent of the other party hereto, either party hereto shall not disclose any confidential information mentioned in this Agreement to the third party, excluding the government for compulsory examination reasons or the professional consultant of both parties.

2                 This Agreement shall be kept confidential strictly, during the cooperation period or permanently, either party hereto shall not disclose, whether totally or partially, any confidential information stipulated in this Agreement to any third party or any location (including the website), excluding the government or professional consultant of both parties mentioned in clause 7.1.

VIII .  Compliance with the law

1.              Both parties hereto agree that during providing the product service and product maintenance, as well as during treating the users, medias, and competitors, both of them shall comply with the laws, regulations of the People’s Republic of China, and all the other relevant applicable laws and regulations, including but not limited to the laws and regulations on the online media, telecommunication services, data privacy and intellectual property protection, etc.

2.              If any dispute regarding the contents or performance of this Agreement, Party A and Party B shall resolve the dispute through amiable negotiation. If, the agreement on the settlement of dispute is not reached, either party shall be have the right to submit the dispute to Shanghai Arbitration Commission for arbitration.

IX.  Force Majeure

1.              Neither party hereto shall be responsible for the delay of performance or failure of performance caused due to force majeure, and the said force majeure includes but not limited to following events, as well as other force majeure event which is unforeseeable and the occurrence and results of which are unpreventable or inevitable, and which thus affect the performance of relevant clauses of this Agreement. Both parties hereto shall, according to the extent to which the performance of this Agreement is affected by the force majeure event, negotiate and determine to whether to dissolve this Agreement or exempt from partial obligations under this Agreement.

(a)         Natural disaster, earthquake, floods, typhoon, explosion, fires;

(b)        The various catastrophic diseases;

(c)         Revolts, insurrections, riots, declared or undeclared wars;

(d)         The law, decrees, orders or regulations promulgated by any governmental organ in the region covered by this Agreement and applicable to this Agreement or binding to either party of this Agreement (including the government’s prohibition of real-time videos publication or use in China), the administrative intervention, or any unavoidable reasons by both parties hereto;

(e)         The important energy source supply disorder (including but not limited to the electricity supply) ;

(f)           The collapse of computer system or communication interrupt which are uncontrollable by neither party hereto;

(g)         The sabotage of the third party, such as the hacker attack.

2.              The affected party by the force majeure shall  notify the other party immediately after the occurrence of the force majeure event, and shall, within 20 days after the occurrence of the force majeure event, notify in written form the other party of the occurrence of the event, the remedies taken, and the reasons for unable to performance.

X.  Cooperation term

1.              The cooperation term of this Agreement is one year, which became effective retrospectively on May 4, 2014 and its initial term will expire on May 3, 2015.

2.              This Agreement shall be terminated automatically when the cooperation term is expired. Both parties may continue their cooperation by signing the new written cooperation agreement.

XI.  Integrity clauses

1.              Party A or the staff of Party A shall not, in the name of Party A or in the personal name of the staff of Party A, directly or indirectly and privately give any employees of Party B any presents, including but not limited to the cash gifts, goods, securities, or by other means in disguise provide with any gifts which may violate this Agreement. Whereof, the cash gifts include but not limited to the cash, cheque, credit card, etc; the goods and presents include but not limited to the gifts, samples, or other merchandises, entertainment tickets, member card, etc, discount in forms of and money or goods, commission rebate, employment or house purchasing; or the traveling, entertainment banquet, or personal service, etc, for which the payment is made by Party A.

2.              If Party A violates anyone of the above mentioned provisions, Party B has the right to terminate this Agreement unilaterally, and Party A shall be responsible for all the economic consequences caused thereof, such as compensation for the losses caused to Party B. In the serious circumstance, Party B keeps the right to pursue the legal liabilities of Party A. If, after the event, Party A may initiatively state the facts to Party B, or there exists the evidence proving that the above mentioned acts are done under the pressure of Party B, Party A may retain the rights and obligations relevant with the above mentioned acts under this Agreement.

XII.  Others

1.              This Agreement is in four originals, with Party A and Party B holding two originals each and each original holding the equal legal effect.

2.              The annexes and the amendments of this Agreement are the parts of this Agreement and have the equal legal effect as this Agreement.

3.              This Agreement shall take effect since affixing the official seal or contract stamp by both parties.

(No text below)

Party A: Shanghai Qinhe Internet Technology Software Development Co., Ltd.	(Stamp) [seal]

Authorized representative: /s/

Date: May 4, 2014.

Party B: Kusheng (Tianjin) Technology Co., Ltd.	(Stamp) [seal]

Authorized representative: /s/

Date: May 4, 2014.